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                                                                    Exhibit 99.1

                   Open Solutions Acquires Maxxar Corporation

Financial Services Provider Boosts Technology Offering With Acquisition of Interactive Voice Information Solutions Provider

GLASTONBURY, Conn., Feb. 24, 2004--Open Solutions Inc. (NASDAQ: OPEN), a provider of integrated data processing technologies for banks and credit unions, announced it has acquired Wixom, MI-based Maxxar Corporation, a Microsoft Certified Partner and an ISO 9001 certified company specializing in interactive voice information solutions and the development and distribution of products providing computer telephony integration. Under the terms of the agreement, Open Solutions will acquire Maxxar Corporation, which in 2003 had revenues of approximately $5 million and was profitable, for approximately $6.5 million in cash. Maxxar Corporation will become a wholly owned subsidiary of Open Solutions reporting to the company's Strategic Solutions Group and continue to operate as a separate business unit, retaining its corporate identity, offices and management.

"Maxxar is highly recognized in the financial services market for its suite of advanced interactive voice response technology, voice over IP and call center technologies," said Mike Nicastro, Senior Vice President and General Manager of Open Solutions' Strategic Solutions Group. "Their innovative technology offerings are a natural extension of our own industry focused products and services."

Open Solutions and Maxxar offer a complementary suite of enabling technologies that provide financial institutions with the technological tools to help them better compete and offer additional services in their marketplaces. Open Solutions plans to enhance the integration features of Maxxar's voice solution in an open fashion. Maxxar's technology is already integrated with the Open Solutions' core processing system.

Maxxar Corporation President & CEO, Robert Chencinski, said "Open Solutions and Maxxar have shared a successful history of working together since the two companies became alliance partners back in 2001. Both companies share a common dedication and commitment to the industry we serve. We are pleased to be joining Open Solutions as a new business unit and look forward to continually serving the needs of our resellers, clients and the financial services industry."

Chairman and CEO of Open Solutions, Louis Hernandez Jr., said, "Open Solutions is continually looking to enhance our existing suite of products and services. Using the proceeds from our recent initial public offering, our strategy is to augment and round out our offerings through the acquisition of complementary businesses that we believe add value to our company, clients and to the marketplace. Maxxar is truly such a company and with this product line acquisition, Open Solutions' technology will now include a comprehensive suite of interactive voice information solutions and computer telephony integration products. On behalf of all of us at Open Solutions, I welcome the employees and clients of Maxxar Corporation into the Open Solutions family and look forward to working with them."

About Maxxar Corporation

Maxxar Corporation, a Microsoft Certified Partner and an ISO 9001 certified company, specializes in interactive information solutions in addition to the development and distribution of Computer Telephony Integration products. Call automation solutions include Contact Center management products, Voice over IP Telephone Systems, Natural Language Speech Recognition and Interactive Voice Response systems. Maxxar solutions are currently being utilized in the financial industry to enhance productivity, strengthen customer services and reduce overall operational costs.

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For more information about Maxxar or any of its products and services, contact
Max Bishop via e-mail at max.bishop@maxxar.com, telephone at (248) 675-1040, ext. 125 or write Maxxar Corporation, at 28033 Center Oaks Court, Wixom, MI 48393-3327. Visit the company's Web site at www.maxxar.com.

About Open Solutions Inc.

Open Solutions Inc. offers a fully featured strategic product platform that integrates core data processing applications, built on a single centralized Oracle(R) relational database, with Internet banking, cash management, CRM/business intelligence, financial accounting tools, imaging and loan origination solutions. Open Solutions' full suite of products and services allows banks, savings institutions and credit unions to better compete in today's aggressive financial services marketplace, and expand and tap their trusted financial relationships, client affinity, community presence and personalized service.

For more information about Open Solutions, or its financial product line, contact Mickey Goldwasser by email at mgoldwasser@opensolutions.com, by phone at
860.652.3153 or via fax at 860.652.3156. Visit Open Solutions' Internet site at www.opensolutions.com.

Open Solutions Inc.(R) is a registered trademark of Open Solutions Inc. All other company and product names may be trademarks of their respective owners. Copyright (C) 2004 Open Solutions Inc. All rights reserved.

Safe Harbor Statement

Statements made in this press release that state Open Solutions Inc.'s or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward looking-statements are only as of the date of this press release and Open Solutions Inc. undertakes no obligation to update or revise them. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause Open Solutions Inc.'s actual results to differ materially from those projected in such forward-looking statements. For example, we receive a portion of our revenues from relationships with strategic resellers, and if we lose one or more of these resellers or fail to add new ones it could have a negative impact on our business. Likewise, we have entered and may continue to enter into or seek to enter into business combinations and acquisitions which may be difficult to integrate, disrupt our business, dilute stockholder value or divert management attention. Other factors which could cause our actual results to differ materially from those projected in forward-looking statements include, without limitation, economic, competitive, governmental and technological factors affecting the banking and credit union industry and/or Open Solutions Inc.'s operations, markets, products, services, prices and other factors discussed in the Company's prospectus dated November 25, 2003, filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act of 1933.

--------------------
Contact:
     Open Solutions Inc., Glastonbury
     Marvin (Mickey) Goldwasser, 860/652-3153 mgoldwasser@opensolutions.com or
     Media Contact for Open Solutions
     Andrew McCaskill, 678/781-7210